As filed with the Securities and Exchange Commission on May 9, 2008
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOLDFLOW CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	04-3406763
(State of Incorporation)	(I.R.S. Employer Identification No.)
492 Old Connecticut Path
Framingham, MA 01701
(508) 358-5848
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
MOLDFLOW CORPORATION 2000 STOCK OPTION AND INCENTIVE PLAN
(Full Title of the Plan)
A. Roland Thomas
President and Chief Executive Officer
MOLDFLOW CORPORATION
492 Old Connecticut Path
Framingham, MA 01701
(508) 358-5848
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
Stuart M. Cable, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities Being	Amount to be	Proposed Maximum Offering	Proposed Maximum	Amount of
Registered	Registered (1)	Price Per Share (2)	Aggregate Offering Price	Registration Fee
Common Stock, par value $.01 per share	177,848 shares	$21.83	$3,881,532.60	$152.55

(1)	This Registration Statement covers shares of Common Stock, par value $.01 per share (the “Common Stock”), of Moldflow Corporation (the “Registrant”) which may be offered or sold pursuant to the Moldflow Corporation 2000 Stock Option and Incentive Plan, as amended (the “Plan”). The Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be required pursuant to the Plan in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the Plan or other similar event.

(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of determining the amount of the registration fee. The registration fee is based upon the average of the high and low sale price for a share of Common Stock, as reported on the Nasdaq Global Select Market as of a date within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE
          The Registrant previously filed a registration statement on Form S-8 on September 20, 2000 under file number 333-46162 (the “Prior Registration Statement”) identifying shares to be registered in connection with the Plan. In addition, Section 3(a) of the Plan provides that the maximum number of shares of Common Stock reserved for issuance under the Plan shall be increased, as of each June 30 and December 31 following the closing of the Registrant’s initial public offering, by an additional positive number equal to twenty percent of the shares of Common Stock issued by the Registrant during the six-month period then ended (excluding shares issued in the Registrant’s initial public offering). During the period from January 1, 2007 to December 31, 2007 the Registrant issued an aggregate of 889,247 shares of Common Stock. As a result, the maximum number of shares of Common Stock reserved for issuance under the Plan has been increased by 20% of 889,247, or 177,848 shares. By filing this Registration Statement in accordance with Instruction E to Form S-8, the Registrant hereby registers this additional number of shares.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2000 under file number 333-46162.
Item 8. See the Exhibit Index which is incorporated by reference herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the

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offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act, Moldflow Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts on May 9, 2008.

MOLDFLOW CORPORATION
By:	/s/ A. Roland Thomas
A. Roland Thomas
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of A. Roland Thomas and Gregory W. Magoon, and each of them singly, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Roland Thomas A. Roland Thomas	President and Chief Executive Officer and Chairman of the Board of Director (Principal Executive Officer)	May 9, 2008

/s/ Gregory W. Magoon Gregory W. Magoon	Executive Vice President, Chief Financial Officer, Treasurer and Asst. Secretary (Principal Financial Officer and Principal Accounting Officer)	May 9, 2008

/s/ Roger E. Brooks Roger E. Brooks	Director	May 9, 2008

/s/ Frank W. Haydu III Frank W. Haydu III	Director	May 9, 2008

/s/ Robert J. Lepofsky Robert J. Lepofsky	Director	May 9, 2008

/s/ Robert P. Schechter Robert P. Schechter	Director	May 9, 2008

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of the Registrant. (Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000 filed with the Securities and Exchange Commission on May 12, 2000 and incorporated by reference thereto.)

3.2	Third Amended and Restated By-laws of the Registrant. (Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 4, 2007, and incorporated by reference thereto.)

3.3	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation. (Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission on September 19, 2002 and incorporated by reference thereto.)

4.1	Shareholder Rights Agreement, dated as of January 29, 2003, between Moldflow Corporation and EquiServe Trust Company, as Rights Agent. (Previously filed as an exhibit to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 3, 2003 and incorporated by reference thereto.)

5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered. (Filed herewith.)

10.1	Moldflow Corporation 2000 Stock Option and Incentive Plan, as amended. (Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on September 12, 2006, and incorporated by reference thereto.)

10.2	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors. (Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on September 12, 2006, and incorporated by reference thereto.)

10.3	Form of Incentive Stock Option Agreement for Executive Officers under the Moldflow Corporation 2000 Stock Option and Incentive Plan. (Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004 filed with the Securities and Exchange Commission on November 3, 2004 and incorporated by reference thereto.)

10.4	Form of Non-Qualified Stock Option Agreement for Executive Officers under the Moldflow Corporation 2000 Stock Option and Incentive Plan. (Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004 filed with the Securities and Exchange Commission on November 3, 2004 and incorporated by reference thereto.)

10.5	Form of Non-Qualified Stock Option Agreement for Non-employee Directors under the Moldflow Corporation 2000 Stock Option and Incentive Plan. (Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004 filed with the Securities and Exchange Commission on November 3, 2004 and incorporated by reference thereto.)

23.1	Consent of Counsel. (Included in Exhibit 5.1 hereto.)

23.2	Consent of Grant Thornton LLP. (Filed herewith.)

24.1	Powers of Attorney. (Included in the signature page of this Registration Statement.)